SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2004

THE DUN & BRADSTREET CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-15967	22-3725387
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

103 JFK Parkway, Short Hills, NJ		07078
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 921-5500

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On October 15, 2004, The Dun & Bradstreet Corporation (“we” or the “Company”) entered into an outsourcing agreement with International Business Machines Corporation (“IBM”). Under the terms of the agreement, we will transition certain portions of our data acquisition and delivery, customer service, and financial processes to IBM. By establishing this relationship with IBM, the Company expects to:

•	Enhance its DUNSRight™ quality process,

•	Improve the level of service it provides to customers, and

•	Reduce the costs associated with these functions.

     The agreement has a seven-year term that is valued at approximately $180 million. In addition, we can terminate at our discretion, subject to payment of termination fees that decline over the term, or for cause.

     Under the agreement, IBM will provide inbound call center activities (for example, receipt of customer service telephone calls), outbound call center activities (for example, the gathering of information used to populate our databases of business information), automated and manual data entry functions, certain custom product fulfillment activities, accounts payable services, travel and expense reimbursement, cash applications services, and collections activities. The transaction will be implemented through regional agreements that provide for services to our North American and the European markets of our International segment. In Europe, this agreement is subject to meeting customary local employment requirements.

     The services included within the scope of the transaction will be migrated to IBM over a period of approximately one year through a process including formal training, on-the-job training, and shadowing of activities by the Company. As a result of this decision, the Company expects 750 positions globally to be eliminated, of which approximately 220 team members will transfer to IBM and will be placed there for at least one year, with the opportunity to pursue available positions within IBM. Team members not transferring to IBM will continue in their roles with D&B for a period of approximately three to six months. The Company will provide a severance and benefits package, and professional and personal support through on-site outplacement services as they transition out of the business, or work with them to explore other opportunities within D&B.

     In addition to providing the outsourcing services under the agreement described above, IBM purchases services from us. In 2003, IBM purchases from D&B accounted for less than 1% of our total revenues.

     As required, we will file a copy of the outsourcing agreement as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Item 2.02. Results of Operations and Financial Condition.

     We are furnishing this Current Report on Form 8-K and the earnings press release attached hereto insofar as they disclose historical information regarding our results of operations or financial condition for the third quarter ended September 30, 2004.

     On October 20, 2004, we issued a press release announcing our financial results for the third quarter ended September 30, 2004. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

     In accordance with General Instruction B.2 of Form 8-K, with the exception of the information provided pursuant to Item 1.01, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Except for the information provided pursuant to Item 1.01, the information in this Current Report shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01. Financial Statements and Exhibits.

     (c)    Exhibits

Exhibit	Description
99.1	Press Release of The Dun & Bradstreet Corporation, dated October 20, 2004 (furnished pursuant to Item 2.02).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Dun & Bradstreet Corporation
	By:	/s/ David J. Lewinter
David J. Lewinter
DATE: October 20, 2004		Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release of The Dun & Bradstreet Corporation, dated October 20, 2004 (furnished pursuant to Item 2.02).